Exhibit 99.1

RELEASE: IMMEDIATE

GETTY REALTY CORP. ANNOUNCES COMPLETION OF SPECIAL DIVIDEND PAYMENT

JERICHO, NY, January 13, 2016 – Getty Realty Corp. (NYSE-GTY) today announced that it completed payment of its previously announced special dividend of $0.22 per common share. Getty paid the special dividend through the issuance of an aggregate of 255,340 shares of its common stock, and the payment of an aggregate of $2,941,230 in cash. The special dividend was paid to shareholders of record as of the close of business on December 14, 2015.

As previously announced, each Getty shareholder was permitted to elect to receive the shareholder’s entire special dividend entitlement in either cash or shares of Getty common stock, subject to adjustment such that the aggregate amount of cash to be distributed by Getty was to be a minimum of 20% of the total distribution and a maximum of 40% of the total distribution, with the remainder to be paid in shares of Getty common stock.

About Getty Realty Corp.:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company currently owns and leases approximately 850 properties nationwide.

Contact:  Christopher J. Constant

                (516) 478-5460